Exhibit 10.3

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (as amended from time to time, this “Agreement”), dated as of                 , 2010, is hereby entered into by and among DynaVox Inc., a Delaware corporation (the “Corporation”), DynaVox Systems Holdings LLC, a Delaware limited liability company (“Holdings”), and each of the Members (as defined herein).

RECITALS

WHEREAS, the Members hold member interests (“Units”) in Holdings, which is treated as a partnership for United States federal income tax purposes;

WHEREAS, the Corporation is the managing member of, and holds and will hold Units in, Holdings;

WHEREAS, the Corporation will be entitled to depreciation, amortization and other recovery of cost or basis for Tax purposes in respect of the IPO Date Intangible Assets (as defined below);

WHEREAS, as a result of the Members agreeing to hold Units rather than transferring all of their Units in exchange for Class A Shares (as defined below), the Corporation will incur significantly lower tax liabilities on an ongoing basis with respect to the operations of Holdings;

WHEREAS, the Units held by the Members are exchangeable for Class A common stock (the “Class A Shares”) of the Corporation;

WHEREAS, Holdings and each of its direct and indirect subsidiaries treated as a partnership for United States federal income tax purposes will have in effect an election under Section 754 of the United States Internal Revenue Code of 1986, as amended (the “Code”), for each Taxable Year (as defined below) in which an exchange of Units for Class A Shares occurs, which election is intended to result in an adjustment to the tax basis of the assets owned by Holdings and such subsidiaries (solely with respect to the Corporation) at the time (such time, the “Exchange Date”) of a taxable exchange of Units for Class A Shares or any other taxable acquisition of Units for cash or otherwise (collectively, an “Exchange”) by reason of such Exchange and the payments under this Agreement;

WHEREAS, the Corporation will purchase a number of Units from the Members in connection with the IPO, which shall be treated as an Exchange for all purposes of this Agreement;

WHEREAS, the income, gain, loss, expense and other Tax (as defined below) items of (i) the Corporation, as a member of Holdings (and in respect of each of Holdings’s direct and indirect subsidiaries treated as a partnership for United States federal income tax purposes), with respect to the IPO Date Intangible Assets and the Specified Assets, may be affected by the existing Tax basis of the IPO Date Intangible Assets and by the Basis Adjustment (defined below) with respect to the IPO Date Intangible Assets and the Specified Assets and (ii) the Corporation may be affected by the Imputed Interest (as defined below); and

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the actual or deemed effect of the Tax basis of the IPO Date Intangible Assets, the Basis Adjustment and the Imputed Interest on the liability for Taxes of the Corporation.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.  DEFINITIONS

Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Advisory Firm” means any “big four” accounting firm or any other law or accounting firm that is nationally recognized as being expert in Tax matters and that is agreed to by the Board of Directors of the Corporation.

“Advisory Firm Letter” shall mean a letter from the Advisory Firm stating that the relevant schedule, notice or other information to be provided by the Corporation to the Exchanging Member and all supporting schedules and work papers were prepared in a manner consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and law in existence on the date such schedule, notice or other information is delivered to the Exchanging Member.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 100 basis points.

“Agreement” is defined in the preamble of this Agreement.

“Amended Schedule” is defined in Section 2.04(b) of this Agreement.

“Amount Realized” means, in respect of an Exchange by an Exchanging Member, the amount that is deemed for purposes of this Agreement to be the amount realized by the Exchanging Member on the Exchange, which shall be the sum of (i) the Market Value of the Class A Shares, the amount of cash and the amount or fair market value of other consideration received (or deemed received) by the Exchanging Member in the Exchange and (ii) the Share of Liabilities attributable to the Units Exchanged.  The amount realized by an Exchanging Member, as so determined, may differ from the amount realized by the Exchanging Member for purposes of Section 1001 of the Code.

“Available Cash” means all cash and cash equivalents of the Corporation on hand, less the amount of cash reserves reasonably established in good faith by the Corporation to (i) provide for the proper conduct of the business of the Corporation, (ii) comply with applicable law or any Senior Obligations, or (iii) make payments under this

Agreement that may not be deferred under Section 3.01(c); provided, however, that on any Payment Date the Corporation shall be deemed to have Available Cash in amount no less than the remainder of (x) the aggregate amount of tax distributions received by the Corporation from Holdings since the first Exchange Date minus (y) the sum of (A) the aggregate amount of all payments made by the Corporation in respect of taxes or under this Agreement since the first Exchange Date plus (B) the aggregate amount due on such Payment Date under this Agreement that may not be deferred under Section 3.01(c).

“Basis Adjustment” means the deemed adjustment to the Tax basis of an IPO Date Intangible Asset or a Specified Asset, in each case, arising in respect of an Exchange, as calculated under Section 2.01 of this Agreement, under the principles of Section 732 of the Code (in a situation where, as a result of one or more Exchanges, Holdings becomes an entity that is disregarded as separate from its owner for tax purposes) or Sections 743(b) and 754 of the Code (including in situations where, following an Exchange, Holdings remains in existence as an entity for tax purposes) and, in each case, comparable sections of state, local and foreign Tax laws.  Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Units shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred.

A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security.  The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the board of directors of the Corporation.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Change of Control” means the occurrence of any of the following events:

(i)                                     any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act, or any successor provisions thereto (excluding (a) a corporation or other entity owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation; (b) Vestar Capital Partners IV, L.P., VCD Investors LLC and their affiliates; or (c) any party from time to time to the Securityholders Agreement, dated as of or about the date hereof, by and among the Corporation, Holdings and the Securityholders from time to time parties thereto, as such agreement may be amended from time to time, unless such party together with its affiliates is the holder of securities representing more than fifty percent (50%) of the outstanding voting securities of the Corporation or is deemed to beneficially own more than fifty percent (50%) of the outstanding voting securities of the Corporation for purposes of Rule 16a-1(a)(2) under the Exchange Act, or any “group” (as such term is used in

Section 13(d)(3) of the Exchange Act) to the extent that such group may be deemed to exist solely as a result of the Securityholders Agreement) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation representing more than fifty percent (50%) of the combined voting power of the Corporation’s then outstanding voting securities; or

(ii)                                  the following individuals cease for any reason to constitute a majority of the number of directors of the Corporation then serving: individuals who, on the date of the consummation of the initial public offering of Class A Shares, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to an election of directors of the Corporation) whose appointment or election by the Board or nomination for election by the Corporation’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date of the consummation of the initial public offering of Class A Shares or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii); or

(iii)                               there is consummated a merger or consolidation of the Corporation with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a subsidiary, the ultimate parent thereof, or (y) all of the Persons who were the respective Beneficial Owners of the voting securities of the Corporation immediately prior to such merger or consolidation do not Beneficially Own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation; or

(iv)                              the shareholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets, other than such sale or other disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (ii) and clause (iii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

“Class A Shares” is defined in the Recitals of this Agreement.

“Code” is defined in the Recitals of this Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporation” is defined in the Preamble of this Agreement.

“Corporation Return” means the United States federal, state, local and/or foreign Tax Return, as applicable, of the Corporation filed with respect to Taxes of any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporation, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period.  The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

“Default Rate” means LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, local and foreign Tax law, as applicable, or any other event (including the execution of an IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Dispute” has the meaning set forth in Section 7.08(a).

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Notice” is defined in Section 4.02 of this Agreement.

“Early Termination Payment” is defined in Section 4.03(b) of this Agreement.

“Early Termination Rate” means LIBOR plus 100 basis points.

“Early Termination Schedule” is defined in Section 4.02 of this Agreement.

“Exchange” is defined in the Recitals of this Agreement, and “Exchanged” and “Exchanging” shall have correlative meanings.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Basis Schedule” is defined in Section 2.02 of this Agreement.

“Exchange Date” is defined in the Recitals of this Agreement.

“Exchange Payment” is defined in Section 5.01.

“Exchanging Member” means a Member that Exchanges some or all of its Units.

“Expert” is defined in Section 7.09 of this Agreement.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of the Corporation (or Holdings, but only with respect to Taxes imposed on Holdings and allocable to the Corporation) using the same methods, elections, conventions and similar practices used on the relevant Corporation Return, but using the Non-Stepped Up Tax Basis instead of the Tax basis reflecting the Basis Adjustments of the IPO Date Intangible Assets and the Specified Assets and excluding any deduction attributable to Imputed Interest.

“Imputed Interest” shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state, local and foreign Tax law with respect to the Corporation’s payment obligations under this Agreement.

“IPO” means the initial public offering of Class A Shares by the Corporation.

“IPO Date” means the date on which the Corporation contributes to Holdings the net proceeds received by the Corporation in connection with the IPO.

“IPO Date Intangible Asset” means each asset that is held by Holdings, or by any of its direct or indirect subsidiaries treated as a partnership or disregarded entity for purposes of the applicable Tax, immediately prior to the IPO Date and is described in Section 197(d) of the Code.

“IRS” means the United States Internal Revenue Service.

“LIBOR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two days prior to the first day of such month, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBO” or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such month (or portion thereof).

“LLC Agreement” means, with respect to Holdings, the Third Amended and Restated Limited Liability Company Agreement of Holdings, dated on or about the date hereof, as such agreement may be amended from time to time

“Market Value” shall mean the closing price of the Class A Shares on the applicable Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided that if the closing price is not reported by the Wall Street Journal for the applicable Exchange Date, then the Market Value shall mean the closing price of the Class A Shares on the Business Day immediately preceding such Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided further, that if the Class A Shares are not then listed on a National Securities Exchange or Interdealer Quotation System, “Market Value” shall mean the cash consideration paid for Class A Shares, or the fair market value of the other property delivered for Class A Shares, as determined by the Board of Directors of the Corporation in good faith.

“Material Objection Notice” has the meaning set forth in Section 4.02.

“Members” means the parties hereto, other than the Corporation and Holdings, and each other Person who from time to time executes a Joinder Agreement in the form attached hereto as Exhibit A.

“Non-Stepped Up Tax Basis” means, with respect to any asset at any time, the Tax basis that such asset would have had at such time if no Basis Adjustment had been made, provided that the Non-Stepped Up Tax Basis of an IPO Date Intangible Asset shall be assumed to be zero.

“Objection Notice” has the meaning set forth in Section 2.04(a).

“Original Members” means the members of Holdings on the date of, but immediately preceding, the initial public offering of Class A Shares.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer (including upon the death of a Member) of one or more Units (i) that occurs prior to an Exchange of such Units, and (ii) to which Section 743(b) of the Code applies.

“Realized Tax Benefit” means, for a Taxable Year and for all Taxes collectively, the net excess, if any, of the Hypothetical Tax Liability over the “actual” liability for Taxes of the Corporation (or Holdings, but only with respect to Taxes imposed on Holdings and allocable to the Corporation for such Taxable Year), such “actual” liability to be computed with the adjustments described in this Agreement.  If all or a portion of the actual liability for Taxes of the Corporation (or Holdings, but only with respect to Taxes imposed on Holdings and allocable to the Corporation for such Taxable Year) for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year and for all Taxes collectively, the net excess, if any, of the “actual” liability for Taxes of the Corporation (or Holdings, but only with respect to Taxes imposed on Holdings and allocable to the Corporation for such Taxable Year), such “actual” liability to be computed with the adjustments described in this Agreement, over the Hypothetical Tax Liability for such Taxable Year.  If all or a portion of the actual liability for Taxes of the Corporation (or

Holdings, but only with respect to Taxes imposed on Holdings and allocable to the Corporation for such Taxable Year) for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.09.

“Reconciliation Procedures” shall mean those procedures set forth in Section 7.09 of this Agreement.

“Schedule” means any Exchange Basis Schedule or Tax Benefit Schedule and the Early Termination Schedule.

“Senior Obligations” is defined in Section 5.01 of this Agreement.

“Share of Base Liabilities”, as to any Unit at the time of an Exchange, means the product of (i) the lesser of (x) the aggregate amount of the liabilities of Holdings, for purposes of Section 752 and Section 1001 of the Code, at the time of the Exchange and (y) the aggregate amount of the liabilities of Holdings, for purposes of Section 752 and Section 1001 of the Code, immediately prior to the IPO Date and (ii) the percentage share of the Unit in the liabilities of Holdings immediately prior to the IPO Date, as set out on Annex A to this Agreement; provided, however, that for purposes of this definition, the amount of the liabilities of Holdings at the time of the Exchange shall be increased by any reduction in the liabilities of Holdings at or after the time of the IPO arising from the use of the proceeds of the IPO, or any other contribution to the capital of Holdings, to fund or repay liabilities.

“Share of Excess Liabilities”, as to any Unit at the time of an Exchange, means the product of (i) the excess, if any, of (x) the aggregate amount of the liabilities of Holdings, for purposes of Section 752 and Section 1001 of the Code, at the time of the Exchange over (y) the aggregate amount of the liabilities of Holdings, for purposes of Section 752 and Section 1001 of the Code, immediately prior to the IPO Date and (ii) the percentage share of the Unit in the profits of Holdings at the time of the Exchange; provided, however, that for purposes of this definition, the amount of the liabilities of Holdings at the time of the Exchange shall be increased by any reduction in the liabilities of Holdings at or after the time of the IPO arising from the use of the proceeds of the IPO, or any other contribution to the capital of Holdings, to fund or repay liabilities.

“Share of Liabilities”, as to any Unit at the time of an Exchange, means the sum of (i) the Unit’s Share of Base Liabilities and (ii) the Unit’s Share of Excess Liabilities, if any.

“Specified Asset” means each asset, other than an IPO Date Intangible Asset, that is held by Holdings, or by any of its direct or indirect subsidiaries treated as a partnership or disregarded entity for purposes of the applicable Tax, at the time of an Exchange.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting shares or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.03 of this Agreement.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporation as defined in Section 441(b) of the Code or comparable section of state, local or foreign Tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is prepared), ending on or after the IPO Date.

“Taxes” means any and all United States federal, state, local and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits, whether as an exclusive or on an alternative basis, and any interest related to such Tax.

“Taxing Authority” shall mean any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Units” is defined in the Recitals of this Agreement.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that (1) in each Taxable Year ending on or after such Early Termination Date, the Corporation will have taxable income sufficient to fully use the deductions arising from any Basis Adjustment, IPO Date Intangible Asset or Imputed Interest during such Taxable Year, (2) the federal income tax rates and state, local and foreign income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, (3) any loss carryovers generated by any Basis Adjustment, IPO Date Intangible Asset or Imputed Interest and available as of the date of the Early Termination Schedule will be used by the Corporation on a pro rata basis from the date of the Early Termination Schedule through the scheduled expiration date of such loss carryovers, (4) any non-amortizable assets will be disposed of on the fifteenth anniversary of the earlier of the Basis Adjustment and the Early Termination Date, provided, that in the event of a Change of Control, non-amortizable assets shall be deemed disposed of at the earlier of (i) the time of sale of the relevant asset or (ii) as generally provided in this Valuation Assumption (4) and (5) if, at the Early Termination Date, there are Units that have not been Exchanged, then each such Unit shall be deemed to be Exchanged for the Market Value of the Class A Shares and the amount of cash that would be transferred if the Exchange occurred on the Early Termination Date.

ARTICLE II.  DETERMINATION OF CUMULATIVE REALIZED TAX BENEFIT

Section 2.01.  Basis Adjustment.

(a) IPO Date Intangible Assets. For purposes of this Agreement, as a result of an Exchange, Holdings shall be deemed to be entitled to a Basis Adjustment for each IPO Date Intangible Asset with respect to the Corporation calculated by reference to the sum of (x) the Amount Realized by the Exchanging Member in the Exchange, to the extent attributable to such IPO Date Intangible Asset, plus (y) the amount of payments made pursuant to this Agreement with respect to such Exchange, to the extent attributable to such IPO Date Intangible Asset.  For purposes of this Agreement, in computing the effect of the Basis Adjustment on the Tax liability of the Corporation:

1. the actual basis adjustment to each IPO Date Intangible Asset under Section 732 or Section 743(b) of the Code shall be recovered by the Corporation in accordance with its actual recovery for purposes of the applicable Tax; and

2. the portion of the Basis Adjustment for each IPO Date Intangible Asset described in this Section 2.01(a) that exceeds the actual basis adjustment to such IPO Date Intangible Asset under Section 732 or Section 743(b) of the Code shall be deemed to be amortized by the Corporation on a straight-line basis over the 13 years following the Exchange.

(b) Specified Assets. For purposes of this Agreement, as a result of an Exchange, Holdings shall be deemed to be entitled to a Basis Adjustment for each Specified Asset with respect to the Corporation, the amount of which Basis Adjustment shall be the excess, if any, of (i) the sum of (x) the Amount Realized by the Exchanging Member in the Exchange, to the extent attributable to such Specified Asset, plus (y) the amount of payments made pursuant to this Agreement with respect to such Exchange, to the extent attributable to such Specified Asset, over (ii) the Corporation’s share of Holdings’s Tax basis for such Specified Asset immediately after the Exchange, attributable to the Units Exchanged, determined as if (x) Holdings remains in existence as an entity for tax purposes, and (y) Holdings had not made the election provided by Section 754 of the Code.  For the avoidance of doubt, the Corporation’s share of Holdings’s Tax basis for such Specified Asset that is attributable to the Units Exchanged shall be considered to be an amount of the Tax basis of the Specified Asset, without regard to any Basis Adjustment, proportionate to the ratio that the number of Units Exchanged bears to the number of outstanding Units immediately prior to such Exchange.  For purposes of this Agreement, in computing the effect of the Basis Adjustment on the Tax liability of the Corporation:

1. the actual basis adjustment to each Specified Asset under Section 732 or Section 743(b) of the Code shall be recovered by the Corporation in accordance with its actual recovery for purposes of the applicable Tax; and

2. the portion of the Basis Adjustment for each Specified Asset described in this Section 2.01(b) that exceeds the actual basis adjustment to such Specified Asset under Section 732 or Section 743(b) of the Code shall be deemed to be amortized by the Corporation on a straight line basis over the 13 years following the Exchange.

(c) Change in Law.  To the extent that the adjustment to Holdings’s basis with respect to the Corporation, in any of Holdings’s assets, that is expected to result from an Exchange is limited because of a change in law, the Basis Adjustment shall be correspondingly limited.

(d) Imputed Interest.  For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

Section 2.02.  Exchange Basis Schedule.  Within 45 calendar days after the filing of the United States federal income tax return of the Corporation for each Taxable Year, the Corporation shall deliver to each Exchanging Member a schedule (an “Exchange Basis Schedule”) that shows, in reasonable detail, for purposes of Taxes, (i) the actual unadjusted Tax basis of the Specified Assets as of each applicable Exchange Date, (ii) the Basis Adjustment with respect to the Specified Assets as a result of the Exchanges effected in such Taxable Year, calculated in the aggregate, (iii) the Tax basis in the IPO Date Intangible Assets as a result of the Exchanges effected in such Taxable Year, as provided in Section 2.01(a), (iv) the period or periods, if any, over which the Specified Assets and the IPO Date Intangible Assets are amortizable and/or depreciable and (v) the period or periods, if any, over which each Basis Adjustment is amortizable and/or depreciable (which, for non-amortizable assets shall be based on the Valuation Assumptions).

Section 2.03.  Tax Benefit Schedule.  Within 45 calendar days after the filing of the United States federal income tax return of the Corporation for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporation shall provide to each Exchanging Member a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”). The Schedule will become final as provided in Section 2.04(a) and may be amended as provided in Section 2.04(b) (subject to the procedures set forth in Section 2.04(b)).

Section 2.04.  Procedures, Amendments.

(a) Procedure. Every time the Corporation delivers to an Exchanging Member an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.04(b), but excluding any Early Termination Schedule or amended Early Termination Schedule, the Corporation shall also (x) deliver to the Exchanging Member schedules and work papers providing reasonable detail regarding the preparation of the Schedule and an Advisory Firm Letter supporting such Schedule and (y) allow the Exchanging Member reasonable access at no cost to the appropriate representatives at the Corporation and the Advisory Firm in connection with a review of such Schedule. The applicable Schedule shall become final and binding on all parties unless the Exchanging Member, within 30 calendar days after receiving an Exchange Basis Schedule or amendment thereto or a Tax Benefit Schedule or amendment thereto, provides the Corporation with notice of a material objection to such Schedule (“Objection Notice”) made in good faith. If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days of receipt by the Corporation of an Objection Notice, if with respect to an Exchange Basis Schedule or a Tax Benefit Schedule, the Corporation and the Exchanging Member shall employ the reconciliation procedures as described in Section 7.09 of this Agreement (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Exchanging Member, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, (v) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust the Exchange Basis Schedule to take into account payments made pursuant to this Agreement (such Schedule, an “Amended Schedule”). The Corporation shall provide any Amended Schedule to the Exchanging Member. within 30 calendar days of the occurrence of an event referred to in clauses (i) through (vi) of the preceding sentence, and any such Amended Schedule shall be subject to approval procedures similar to those described in Section 2.04(a).

ARTICLE III.  TAX BENEFIT PAYMENTS

Section 3.01.  Payments.

(a)  Payments. Subject to Section 3.01(c), within five (5) calendar days of a Tax Benefit Schedule that was delivered to an Exchanging Member becoming final in accordance with Section 2.04(a), the Corporation shall pay to such Exchanging Member for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.01(b).  Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account of the Exchanging Member previously designated by such Member to the Corporation.  For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, federal income tax payments.

(b)  A “Tax Benefit Payment” means an amount, not less than zero, equal to the sum of the Net Tax Benefit and the Interest Amount.  The “Net Tax Benefit” for each Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the total amount of payments previously made under this Section 3.01, excluding payments attributable to Interest Amount; provided, however, that for the avoidance of doubt, no Member shall be required to return any portion of any previously made Tax Benefit Payment.  The “Interest Amount” for a given Taxable Year shall equal the interest on the Net Tax Benefit for such Taxable Year calculated at the Agreed Rate from the due date (without extensions) for filing the Corporation Return with respect to Taxes for the most recently ended Taxable Year until the Payment Date.  Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control, all Tax Benefit Payments, whether paid with respect to Units that were Exchanged (i) prior to the date of such Change of Control or (ii) on or after the date of such Change of Control, shall be calculated by using Valuation Assumptions (1), (3), and (4), substituting in each case the terms “the date on which a Change of Control becomes effective” for an “Early Termination Date.”  The Net Tax Benefit and the Interest Amount shall be determined separately with respect to each separate Exchange, on a Unit-by-Unit basis by reference to the Amount Realized by the Exchanging Member on the Exchange of a Unit and the resulting Basis Adjustment to the Corporation.

(c)  If on any Payment Date the Corporation does not have sufficient Available Cash to pay the IPO Date Portion of the Tax Benefit Payment that is due on such Payment Date as specified in Section 3.01(a), the Corporation may elect to defer payment of that portion of the IPO Date Portion of the Tax Benefit Payment that is in excess of the Available Cash.  The “IPO Date Portion” of the Tax Benefit Payment for a Taxable Year is an amount equal to the excess, if any, of (i) the Tax Benefit Payment for such Taxable Year determined pursuant to Section 3.01(b) over (ii) the Tax Benefit Payment for such Taxable Year that would be due if (A) the Hypothetical Tax Liability were calculated assuming the proviso in the definition of Non-Stepped Up Tax Basis did not apply and (B) the Basis Adjustment had not been increased by any amounts that would not have been paid pursuant to this Agreement but for the application of  the proviso in the definition of Non-Stepped Up Tax Basis.  If the Corporation elects to defer payment of any amount pursuant to this Section 3.01(c), interest shall accrue on such amount at the Default Rate from the Payment Date specified in Section 3.01(a) until such amount is paid.  While any amounts are deferred pursuant to this Section 3.01(c), the Corporation shall be required, within thirty (30) calendar days of obtaining Available Cash, to make payments to Exchanging Members with respect to such deferred amounts to the extent of such Available Cash.  Upon a Change of Control, any amounts deferred pursuant to this Section 3.01(c) (including interest) shall become due, and no further amounts may be deferred pursuant to this Section 3.01(c).

(d)  The Corporation shall use good faith efforts to ensure that it has sufficient Available Cash to make all payments due under this Agreement without regard to Section 3.01(c).

Section 3.02.  No Duplicative Payments.  Notwithstanding anything in this Agreement to the contrary, it is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement will result in 85% of the Corporation’s Cumulative Net Realized Tax Benefit, and the Interest Amount thereon, being paid to the Members pursuant to this Agreement.  The provisions of this Agreement shall be construed in the appropriate manner so that these fundamental results are achieved.

Section 3.03.  Pro Rata Payments.  For the avoidance of doubt, to the extent that (i) the Corporation’s deductions with respect to any Basis Adjustment is limited in a particular Taxable Year or (ii) the Corporation lacks sufficient funds to satisfy its obligations to make all Tax Benefit Payments due in a particular taxable year, the limitation on the deduction, or the Tax Benefit Payments that may be made, as the case may be, shall be taken into account or made for the Exchanging Member in the same proportion as Tax Benefit Payments would have been made absent the limitations in clauses (i) and (ii) of this paragraph, as applicable.

ARTICLE IV.  TERMINATION

Section 4.01.  Early Termination and Breach of Agreement.

(a)  The Corporation may terminate this Agreement with respect to all of the Units held (or previously held and Exchanged) by all Members at any time by paying to the Members the Early Termination Payment; provided, however, that this Agreement shall only terminate upon the receipt of the Early Termination Payment by all Members, and provided, further, that the Corporation may withdraw any notice to execute its termination rights under this Section 4.01(a) prior to the time at which any Early Termination Payment has been paid.  Upon payment of the Early Termination Payments by the Corporation, neither the Members nor the Corporation shall have any further payment obligations under this Agreement, other than for any (a) Tax Benefit Payment agreed to by the Corporation and the Member as due and payable but unpaid as of the Early Termination Notice and (b) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (b) is included in the Early Termination Payment).  For the avoidance of doubt, if an Exchange occurs after the Corporation makes the Early Termination Payments with respect to all Members, the Corporation shall have no obligations under this Agreement with respect to such Exchange, and its only obligations under this Agreement in such case shall be its obligations to all Members under Section 4.03(a).

(b)  In the event that the Corporation breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but shall not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of a breach, (2) any Tax Benefit Payment agreed to by the Corporation and any Members as due and payable but unpaid as of the date of a breach, and (3) any Tax Benefit Payment due for the Taxable Year ending with or including the date of a breach.  Notwithstanding the foregoing, in the event that the Corporation breaches this Agreement, the Members shall be entitled to elect to receive the amounts set forth in clauses (1), (2) and (3) above or to seek specific performance of the terms hereof.  The parties agree that the failure to make any payment due pursuant to this Agreement within three months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of the date such payment is due.

(c)  The Corporation, Holdings and each of the Members hereby acknowledge that, as of the date of this Agreement, the aggregate value of the Tax Benefit Payments cannot reasonably be ascertained for United States federal income tax or other applicable Tax purposes.

Section 4.02.  Early Termination Notice.  If the Corporation chooses to exercise its right of early termination under Section 4.01 above, the Corporation shall deliver to each present or former Member notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporation’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment for that Member. The Early Termination Schedule shall become final and binding on all parties unless the Member, within 30 calendar days after receiving the Early Termination Schedule, provides the Corporation with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”). If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days after receipt by the Corporation of the Material Objection Notice, the Corporation and the Member shall employ the Reconciliation Procedures as described in Section 7.09 of this Agreement.

Section 4.03.  Payment upon Early Termination.  (a) Within three calendar days after agreement between the Member and the Corporation of the Early Termination Schedule, the Corporation shall pay to the Member an amount equal to the Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to a bank account designated by the Member.

(b)  The “Early Termination Payment” as of the date of the delivery of an Early Termination Schedule shall equal with respect to any Member the sum of (i) the present value, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments that would be required to be paid by the Corporation to the Member beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied and (ii) without duplication of any amounts referred to in (i), amounts deferred pursuant to Section 3.01(c) (including interest).

ARTICLE V.  SUBORDINATION AND LATE PAYMENTS

Section 5.01.  Subordination.  Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Corporation to the Members under this Agreement (an “Exchange Payment”) shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporation and its Subsidiaries (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Corporation that are not Senior Obligations.

Section 5.02.  Late Payments by the Corporation.  The amount of all or any portion of any Exchange Payment not made to any Member when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Exchange Payment was due and payable.

ARTICLE VI.  NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.01.  Original Member Participation in the Corporation’s and Holdings’s Tax Matters. Except as otherwise provided herein, the Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporation and Holdings, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporation shall notify the applicable Original Member of, and keep the applicable Original Member reasonably informed with respect to, the portion of any audit of the Corporation and Holdings by a Taxing Authority the outcome of which is reasonably expected to affect the applicable Original Member’s rights and obligations under this Agreement, and shall provide to the applicable Original Member reasonable opportunity to provide information and other input to the Corporation, Holdings and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that the Corporation and Holdings shall not be required to take any action that is inconsistent with any provision of the LLC Agreement.

Section 6.02.  Consistency.  Except upon the written advice of an Advisory Firm, and except for items that are explicitly described as “deemed” or in similar manner by the terms of this Agreement, the Corporation and the Exchanging Member agree to report and cause to be reported for all purposes, including federal, state, local and foreign Tax purposes and financial reporting purposes, all Tax-related items (including without limitation the Basis Adjustment and each Tax Benefit Payment) in a manner consistent with that specified by the Corporation in any Schedule required to be provided by or on behalf of the Corporation under this Agreement. Any dispute concerning such advice shall be subject to the terms of Section 7.09; provided, however, that only an Original Member shall have the right to object to such advice pursuant to this Section 6.02. In the event that an Advisory Firm is replaced with another firm acceptable to the Corporation and the Exchanging Member, such replacement Advisory Firm shall be required to perform its services under this Agreement using procedures and methodologies consistent with the previous Advisory Firm, unless otherwise required by law or the Corporation and the Exchanging Member agree to the use of other procedures and methodologies.

Section 6.03.  Cooperation. The Exchanging Member shall (a) furnish to the Corporation in a timely manner such information, documents and other materials as the Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement (including whether an exchange of units is taxable or tax-free, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporation and its representatives to provide explanations of documents and materials and such other information as the Corporation or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporation shall reimburse the Exchanging Member for any reasonable third-party costs and expenses incurred pursuant to this Section.

ARTICLE VII.  MISCELLANEOUS

Section 7.01.  Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Corporation, to:

DynaVox Inc.

2100 Wharton Street

Suite 400
Pittsburgh, PA 15203
Attention: Chief Financial Officer
Fax: (412) 381-5241

with a copy (which shall not constitute notice to the Corporation) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Joshua Ford Bonnie

Facsimile: (212) 455-2502

if to Holdings, to:

DynaVox Systems Holdings LLC

2100 Wharton Street

Suite 400

Pittsburgh, PA 15203

Attention: Chief Financial Officer

Fax: (412) 381-5241

with a copy (which shall not constitute notice to the Corporation) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Joshua Ford Bonnie

Facsimile: (212) 455-2502

If to the Exchanging Member, to:

The address and facsimile number set forth in the records of Holdings.

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

Section 7.02.  Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.03.  Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.04.  Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.05.  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.06.  Successors; Assignment; Amendments; Waivers. No Member may assign this Agreement to any person without the prior written consent of the Corporation; provided, however, that (i) to the extent Units are effectively transferred in accordance with the terms of the LLC Agreement, the transferring Member shall have the option to assign to the transferee of such Units the transferring Member’s rights under this Agreement with respect to such transferred Units, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporation, agreeing to become a “Member” for all purposes of this Agreement, except as otherwise provided in such joinder, and (ii) once an Exchange has occurred, any and all payments that may become payable to a Member pursuant to this Agreement with respect to the Exchanged Units may be assigned to any Person or Persons, including a liquidating trust, as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporation, agreeing to be bound by Section 7.12 and acknowledging specifically the terms of the next paragraph. For the avoidance of doubt, if a Person transfers Units (regardless of whether the transferee is a “Permitted Transferee” under the terms of the LLC Agreement) but does not assign to the transferee of such Units such Person’s rights, if any, under this Agreement with respect to such transferred Units, such Person shall be entitled to receive the Tax Benefit Payments, if any, due hereunder with respect to, including any Tax Benefit Payments arising in respect of a subsequent Exchange of, such Units.

Notwithstanding the foregoing provisions of this Section 7.06, no transferee described in clause (i) of the immediately preceding paragraph shall have the right to enforce the provisions of Section 2.04, 4.02, 6.01 or 6.02 of this Agreement, and no assignee described in clause (ii) of the immediately preceding paragraph shall have any rights under this Agreement except for the right to enforce its right to receive payments under this Agreement.

No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Corporation and Holdings and by Original Members who would be entitled to receive at least two-thirds of the Early Termination Payments payable to all Original Members hereunder if the Corporation had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any Original Member pursuant to this Agreement since the date of such most recent Exchange); provided, that no such amendment shall be effective if such amendment will have a disproportionate effect on the payments certain Members will or may receive under this Agreement unless all such Members disproportionately affected consent in writing to such amendment. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.  Notwithstanding anything to the contrary herein, in the event an Original Member transfers his Units to a Permitted Transferee (as defined in the LLC Agreement), excluding any other Original Member, such Original Member shall have the right, on behalf of such transferee, to enforce the provisions of Sections 2.04, 4.02 or 6.01 with respect to such transferred Units.

Section 7.07.  Titles and Subtitles.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.08.  Resolution of Disputes.

(a)  Any and all disputes which are not governed by Section 7.09, including but not limited to any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the Dispute fail to agree on the selection of an arbitrator within ten (10) days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in the State of New York and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.  In addition to monetary damages, the arbitrator shall be empowered to award equitable relief, including, but not limited to an injunction and specific performance of any obligation under this Agreement. The arbitrator is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any

Dispute.   The award shall be final and binding upon the parties as from the date rendered, and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal.  Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets.

(b)  Notwithstanding the provisions of paragraph (a), the Corporation may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each Member (i) expressly consents to the application of paragraph (c) of this Section 7.08 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Corporation as such Member’s agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such Member of any such service of process, shall be deemed in every respect effective service of process upon the Member in any such action or proceeding.

(c)  (i)  EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH (B) OF THIS SECTION 7.08, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another; and

(ii)  The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in paragraph (c)(i) of this Section 7.08 and such parties agree not to plead or claim the same.

Section 7.09.  Reconciliation. In the event that the Corporation and the Exchanging Member are unable to resolve a disagreement with respect to the matters governed by Sections 2.04, 4.02 and 6.02 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner in a nationally recognized accounting firm or a law firm (other than the Advisory Firm), and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with either the Corporation or the Exchanging Member or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Exchange Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within 30 calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within 15 calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution.  Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on such date and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution.  The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporation except as provided in the next sentence.  The Corporation and each Exchanging Member shall bear their own costs and expenses of such proceeding, unless an Exchanging Member has a prevailing position that is more than 10% of the payment at issue, in which case the Corporation shall reimburse such Exchanging Member for any reasonable out-of-pocket costs and expenses in such proceeding.  Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.09 shall be decided by the Expert.  The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.09 shall be binding on the Corporation and the Exchanging Member and may be entered and enforced in any court having jurisdiction.

Section 7.10.  Withholding. The Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Exchanging Member.

Section 7.11.  Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.

(a)  If the Corporation becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state, local or foreign law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b)  If any entity that is obligated to make an Exchange Payment hereunder transfers one or more assets to a corporation with which such entity does not file a consolidated tax return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Exchange Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution.  The consideration deemed to be received by such entity shall be equal to the Fair Market Value of the contributed asset, plus (i) the amount of debt to which such asset is subject, in the case of a contribution of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a contribution of a partnership interest.

Section 7.12.  Confidentiality.  Each Member and assignee acknowledges and agrees that the information of the Corporation is confidential and, except in the course of performing any duties as necessary for the Corporation and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporation and its Affiliates and successors, concerning Holdings and its Affiliates and successors or the other Members, learned by the Member heretofore or hereafter.  This clause 7.12 shall not apply to (i) any information that has been made publicly available by the Corporation or any of its Affiliates, becomes public knowledge (except as a result of an act of such Member in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for a Member to prepare and file his or her Tax returns, to respond to any inquiries regarding the same from any taxing authority or to prosecute or defend any action, proceeding or audit by any taxing authority with respect to such returns.  Notwithstanding anything to the contrary herein, each Member and assignee (and each employee, representative or other agent of such Member or assignee, as applicable) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Corporation, Holdings, the Members and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the Members relating to such tax treatment and tax structure.

If a Member or assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporation shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporation or any of its Subsidiaries or the other Members and the accounts and funds managed by the Corporation and that money damages alone shall not provide an adequate remedy to such Persons.  Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13.  LLC Agreement. This Agreement shall be treated as part of the partnership agreement of Holdings as described in Section 761(c) of the Internal Revenue Code of 1986, as amended, and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

Section 7.14.  Partnerships. The Corporation hereby agrees that, to the extent it acquires a general partnership interest, managing member interest or similar interest in any Person after the date hereof, it shall cause such Person to execute and deliver a joinder to this Agreement and such Person shall be treated as a “partnership” for all purposes of this Agreement.

Section 7.15.  Independent Nature of Members’ Rights and Obligations.  The obligations of each Member hereunder are several and not joint with the obligations of any other Member, and no Member shall be responsible in any way for the performance of the obligations of any other Member under hereunder.  The decision of each Member to enter into to this Agreement has been made by such Member independently of any other Member. Nothing contained herein, and no action taken by any Member pursuant hereto, shall be deemed to constitute the Members as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Members are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby and the Corporation acknowledges that the Members are not acting in concert or as a group, and the Corporation will not assert any such claim, with respect to such obligations or the transactions contemplated hereby.

IN WITNESS WHEREOF, the Corporation, Holdings and each Member have duly executed this Agreement as of the date first written above.

DYNAVOX INC.

By:
Name:
Title:

DYNAVOX SYSTEMS HOLDINGS LLC
By its Managing Member, DynaVox Inc.

By:
Name:
Title:

MEMBERS

Each Member set forth on Annex A hereto

By:
Name:
Title: Attorney-in-fact

EXHIBIT A

JOINDER

This JOINDER (this “Joinder”) to the Tax Receivable Agreement, dated as of            , by and among DynaVox Inc., a Delaware corporation (the “Corporation”), DynaVox Systems Holdings LLC, a Delaware limited liability company (“Holdings”) and                                  (“Permitted Transferee”).

WHEREAS, on            , Permitted Transferee acquired (the “Acquisition”)       Units in Holdings and the corresponding shares of Class B common stock of the Corporation (collectively, “Interests” and, together with all other Interests hereinafter acquired by Permitted Transferee from Transferor and its Permitted Transferees (as defined in the Tax Receivable Agreement), the “Acquired Interests”) from                            (“Transferor”); and

WHEREAS, Transferor, in connection with the Acquisition, has required Permitted Transferee to execute and deliver this Joinder pursuant to Section 7.06 of the Tax Receivable Agreement.

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, Permitted Transferee hereby agrees as follows:

Section 1.1.  Definitions.  To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the meaning set forth in the Tax Receivable Agreement.

Section 1.2.  Joinder.  Permitted Transferee hereby acknowledges and agrees to become a “Member” (as defined in the Tax Receivable Agreement) for all purposes of the Tax Receivable Agreement, including but not limited to, being bound by Sections 7.12, 2.04, 4.02, 6.01 and 6.02 of the Tax Receivable Agreement, with respect to the Acquired Interests, and any other Interests Permitted Transferee acquires hereafter.

Section 1.3.  Notice.  All notices, requests, consents and other communications hereunder to Permitted Transferee shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by facsimile (provided a copy is thereafter promptly delivered as provided in this Section 1.3) or nationally recognized overnight courier, addressed to Permitted Transferee at the address or facsimile number set forth below or such other address or facsimile number as may hereafter be designated in writing by Permitted Transferee:

Section 1.4.  Governing Law.  THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF.

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by Permitted Transferee as of the date first above written.

By:
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